Exhibit 10.2

 JUHL VALLEY VIEW, LLC
1702 17TH STREET SE
PIPESTONE, MN 56164

November 29, 2011

Pearl Nicholas Trust
500 Sheridan Road
Wilmette, IL 60091
Attn: Pearl Nicholas, Trustee

Re:           Juhl Valley View, LLC

Dear Trustee:

In connection with that certain subscription for Common Membership Units (the “Units”) of Juhl Valley View, LLC (the “Company”), dated November 29, 2011, by and between Company and Pearl Nicholas Trust (the “Purchaser” and together with the Company, the “Parties”), the Company agrees to the commitments to Purchaser as set forth herein to accommodate a specific circumstance of Purchaser.  No further signature of Purchaser shall be required for the commitments set forth herein to be the separate, valid, binding and effective agreement of the Company to Purchaser.

The Company and the Purchaser confirms, acknowledges and agrees to the following:

As of January 1, 2017 and thereafter, the Purchaser may exercise its option (a “Put Right”) to require the Company to purchase all or any part of its units in Company then held by the Purchaser for a price in cash equal to the present value (determined using a discount rate of eight percent (8%) per annum) of the (i) estimated future distributions (as reasonably determined) to be made to Purchaser net of (ii) estimated future income allocations (as reasonably determined) for which no distributions are projected to be made (the “Put Right Purchase Amount”).  The closing shall be dated as of the Purchaser’s date of the notice (any time at or after January 1, 2017) or as otherwise mutually agreed.

The Put Right Purchase Amount shall be due and payable within one month of the date of Purchaser’s due exercise of the Put Right by its written notice provided to the Company.  Addresses for notices is as set forth in Company’s limited liability company agreement.

If the Company fails to pay in full the Put Right Purchase Amount hereunder in cash on the date such amount is due in accordance with this Letter Agreement, the Company will issue a promissory note with a maturity date not exceeding thirty-six months and pay interest thereon at a rate equal to the lesser of 12% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Put Right Purchase Amount, plus all such interest thereon, is paid in full.

This Letter Agreement may not be amended, modified in any respect or assigned without the written consent of the Company and the Purchaser.  This Letter Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

Very truly yours,

Juhl Valley View, LLC

By:
John Mitola, its Manager